------                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  ------------------------------
FORM 4                                           WASHINGTON, D.C. 20549                                        OMB APPROVAL
------                                                                                                ------------------------------
                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to               Filed pursuant to Section 16(a) of the Securities                 Estimated average burden
    Section 16. Form 4                  Exchange Act of 1934, Section 17(a) of the                    hours per response.........0.5
    or Form 5 obligations               Public Utility Holding Company Act of 1935                    ------------------------------
    may continue. See                   or Section 30(f) of the Investment Company
    Instruction 1(b).                                 Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    MCADAM,        JOHN                           F5 NETWORKS, INC. (ffiv)                      to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    401 ELLIOTT AVENUE WEST                       Number of Reporting        Month/Year          X  Officer (give  X Other (Specify
---------------------------------------------     Person, if an entity       APRIL 2001         ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
    SEATTLE,         WA              98119                                5. If Amendment,          PRESIDENT/CEO DIRECTOR
---------------------------------------------  --------------------------    Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT        PAGE 1 OF 2 PAGES (Over)
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                   SEC 1474 (3-99)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK OPTION   $7.00       04/27/01     A       270,000        05/27/01 04/27/11   COMMON   270,000       $7.00
(RIGHT TO BUY)(1)                                                                                STOCK
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   270,000                 D

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Explanation of Responses:
(1) Options vest monthly over a 2 year period.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ John McAdam                 5/8/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                           PAGE 2 OF 2 PAGES
form are not required to respond unless the form displays a currently valid OMB Number.                             SEC 1474 (3-99)